As filed with the Securities and Exchange Commission on September 21, 1999
    Registration No. 333 -

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          TRANS GLOBAL SERVICES, INC.
             (Exact name of registrant as specified in its charter)

      Delaware                                                62-1544008
 (State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                             Identification No.)

  1393 Veterans Memorial Hwy.
  Hauppauge, New York                                          11788
(Address of Principal Executive Offices)                     (Zip Code)

                          1995 Long-Term Incentive Plan
                          1998 Long-Term Incentive Plan
                              (Full Title of Plan)

                             Asher S. Levitsky P.C.
                        Esanu Katsky Korins & Siger, LLP
                                605 Third Avenue
                            New York, New York 10158
                                 (212) 953-6000
                               Fax: (212) 953-6899
 (Name, address and telephone number, including area code, of agent for service)

                                   Copies to:
                        Mr. Joseph G. Sicinski, President
                           Trans Global Services, Inc.
                         1393 Veterans Memorial Highway
                            Hauppauge, New York 11788
                                 (516) 724-0006
                               Fax: (516) 724-0039

                         CALCULATION OF REGISTRATION FEE

                                     Proposed           Proposed
Title of securities                  maximum            maximum
to be Registered     Amount to be    offering price    aggregate   Amount of
                     registered      per unit1         offering    registration
                                                        price1      fee
------------------   ------------    --------------    ---------   ------------
Common Stock, par  802,661 shares2   $2.9276          $2,313,811    $643.24
value $.01 per share

1 Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average exercise price of outstanding options. All shares of common stock issuable pursuant to the 1995 and 1998 Long-Term Incentive Plans (the "plans") are subject to outstanding options.

2 Pursuant to Rule 416, there are also being registered additional shares of Common Stock as may be required pursuant to the antidilution provisions of the plans.
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                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.  Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, directors or other participants in the 1995 Long-Term Incentive Plan and the 1998 Long-Term Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended. In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information. The documents containing the information specified in this Item 2 will be sent or given to employees, directors or other participants in the plans as specified by Rule 428(b)(1) under the Securities Act. These documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
































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                                     PART II
               INFORMATION REQUESTED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Relevance.

The following documents have been filed by Trans Global Services, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") (File No. 0-23382) and are incorporated herein by reference:

(1) The Company's Annual Report on Form 10-K for the year ended December 31, 1998, as amended by an amendment on Form 10-K/A;
(2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;
(3) All other reports filed by the Company pursuant to Section 13(a) and 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1998; and
(4) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, which became effective on February 7, 1994.

All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15 of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities hereby have been sold or which deregisters securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     The exhibit index appears on page II-2 of this Registration Statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable

Item 6.  Indemnification of Officers and Directors.

Under the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any director, officer, employee or agent against expense (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any specified threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Article SIXTH of the Registrant's Restated Certificate of Incorporation provide for indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL.

The Company also maintains directors and officers liability insurance ("D&O Insurance"). The D&O Insurance covers any person who has been or is an officer or director of the Company or of any of its subsidiaries for all expense, liability and loss (including attorneys' fees, investigation costs, judgments, fines, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with such action, suit or proceeding, net of the deductible.

Item 6. Indemnification of Officers and Directors (continued) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits

4.1    1995 Long Term Incentive Plan1
4.2    1998 Long-Term Incentive Plan2
5.1    Opinion of Esanu Katsky Korins & Siger, LLP.
23.1   Consent of Moore Stephens, P.C. (Page II-5)
23.2   Consent of Esanu Katsky Korins & Siger, LLP (contained in Exhibit
       5.1 hereto).
24.1   Power of Attorney (included on the signature page).

1 Filed as an exhibit to the Registrant's Proxy Statement dated November 8, 1996
for  a  Special  Meeting  of  Stockholders   held  on  November  21,  1996,  and
incorporated  herein by  reference.

2 Filed as an exhibit to the Registrant's Proxy Statement dated July 8, 1998 for
the  1998  Annual  Meeting  of  Stockholders   held  on  August  13,  1998,  and
incorporated herein by reference.

Item 9.  Undertakings.

         (a)      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus

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filed with the  Commission  pursuant  to Rule 424(b) if, in the  aggregate,  the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.







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                                     SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Islip, State of New York on this ____th day of September, 1999.

                                          TRANS GLOBAL SERVICES, INC.


                                       By:
                                          Joseph G. Sicinski
                                          President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Joseph G. Sicinski, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

Signature                     Title                                       Date


-------------------  President, Chief Executive Officer      September 21, 1999
Joseph G. Sicinski           and Director
(Principal Executive Officer)


------------------  Chief Financial Officer and Director     September 21, 1999
Glen R. Charles
(Principal Financial
and Accounting Officer)


------------------  Director                                 September 21, 1999
Edward D. Bright


------------------  Director                                 September 21, 1999
Seymour Richter


------------------  Director                                 September 21, 1999
James L. Conway

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use in this Registration Statement on Form S-8 of our report dated March 23, 1999 [Except as to Note 18, as to which the date is April 15, 1999] with respect to the financial statements of Trans Global Services, Inc. (the "Company"), which were included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated by reference in this Registration Statement, and to the use of our name, and the statements with respect to us as appearing under the heading "Experts" in the Prospectus.


                                              MOORE STEPHENS, P.C.
                                              Certified Public Accountants.

Cranford, New Jersey
September 21, 1999